                                                                    EXHIBIT 14.1



                               THE SHAW GROUP INC.


                          CODE OF CORPORATE CONDUCT AND
                      INSIDER TRADING AND DISCLOSURE POLICY

           FOR THE SHAW GROUP INC. AND ALL SUBSIDIARIES AND AFFILIATES


                               REVISED: JUNE 2003

                                TABLE OF CONTENTS



I.       INTRODUCTION                                                                             1

II.      CORPORATE CONDUCT
         A.       Statement of Purpose                                                            2
         B.       Compliance with All Laws                                                        2
         C.       Specific Applicable Laws                                                        2
                  1.       Antitrust Laws                                                         2
                  2.       Copyrights of Computer Software                                        2
                  3.       Health and Safety Regulations                                          2
                  4.       Equal Employment Opportunity                                           3
                  5.       Sexual Harassment                                                      3
                  6.       Other Employment Laws                                                  3
                  7.       Use of Copyrighted Information                                         3
         D.       Record Keeping                                                                  3
         E.       Business Courtesies/Gifts                                                       3
         F.       E-mail, Internet and Voicemail                                                  4
         G.       Confidential Information                                                        5
         H.       Conflicts of Interest                                                           5
         I.       Consultants                                                                     6
         J.       Drug and Alcohol Policy                                                         6
         K.       Employment and Related Documents                                                6
         L.       Political Activities                                                            6
         M        Governmental Investigations and Audits                                          7
         N.       Government Contracts, and Programs                                              7
                  1.       General                                                                7
                  2.       Gifts, Gratuities, Bribes and Kickbacks                                7
                  3.       Safeguarding Classified Information and Materials                      8
                  4.       Procurement Integrity                                                  8
                  5.       Unallowable Costs                                                      8
         O.       International Business                                                          8
         P.       Corporate Funds, Property, and Opportunities                                    9
         Q.       Personal Finances                                                               9
         R.       Outside Activities                                                              9
         S.       Innovations, Inventions, Patents and Grants                                     9
         T.       Fair Dealing                                                                   10

III.     INSIDER TRADING AND DISCLOSURE POLICY
         A.       Trading in Company Securities                                                  10
                  1.       Brief Summary                                                         10
                  2.       Confidentiality of Inside Information                                 10
                  3.       Insider Trading                                                       11
                  4.       Restrictions on Resale of Company Securities                          12
                  5.       Restrictions on Purchases of Company Securities                       13
                  6.       Reporting Requirements and Disgorgement of Profits                    14
                                     on Short-Swing Transactions
         B.       Foreign Corrupt Practices Act                                                  14
         C.       Disclosure of Corporate Information                                            15
                  1.       General                                                               15
                  2.       Procedures for Announcing Material Information to the Public          16
                  3.       Discussions with Securities Analysts                                  16
                  4.       Review of Analyst Reports                                             16

                               THE SHAW GROUP INC.

                      CODE OF CORPORATE CONDUCT AND INSIDER
                          TRADING AND DISCLOSURE POLICY


SECTION I. INTRODUCTION

         Set forth in this and the following Sections is the Code of Corporate Conduct and Insider Trading and Disclosure Policy (the "Code") of The Shaw Group Inc. and its subsidiaries and affiliates (collectively, the "Company").

         This Code applies to all employees, officers and directors of the company (sometimes collectively referred to herein as "Employees"). Any waivers of applicability of this Code to any Employees may be made only by the Board of Directors and such waiver must be disclosed to the Shareholders.

         Section II deals with the Company's policy regarding the ethical conduct of its employees, officers and directors. The policy of the Company in general is to require that each individual affiliated with the Company act with honesty, fidelity and fairness in a manner that promotes both public trust and confidence, as well as compliance with law and regulation. While the Code sets forth the Company's policy for proper and ethical behavior, it does not deal with all situations and circumstances and, as a result, is not intended to govern every question that may arise, or to be a substitute for individual good judgment.

         Section III deals with the restrictions upon and requirements of the Company and its employees, officers and directors pursuant to federal securities laws. These restrictions and requirements generally focus upon (i) transactions in Company securities including insider trading, and (ii) the confidentiality and disclosure of information regarding the Company. Such restrictions and requirements arise primarily under the federal securities laws, which laws are complex and far-reaching, and cannot be discussed comprehensively in a brief statement of policy. Accordingly, Section III's primary purpose is to alert the Company's employees, officers and directors to these restrictions and requirements generally, so that potential problems can be identified and further guidance can be sought as necessary. In that regard, the Company's Secretary and the Legal Department are available to consult with you so that advice may be obtained and appropriate action taken to assure full compliance with this Code and applicable requirements of law.

         Whenever there is any question as to whether an activity or relationship may either violate this Code, other applicable law, regulation or procedures or doubt about what is the best course of action in a particular situation Employees are encouraged to talk to their supervisors, managers, Company officers, the Legal Department, the Corporate Secretary, or other appropriate personnel to obtain any needed assistance.

         If there is any suspicion that an employee, manager, supervisor, officer, director or any other person affiliated with the Company has engaged in any misconduct or unethical behavior, the matter should be reported immediately. Any such matter may be reported, at the employee's discretion, to their supervisors, managers, Company officers, the Legal Department, the Corporate Secretary or other appropriate personnel. In addition the Company maintains a Toll Free, 24 hour Hotline (1-888-337-7499) by which Employees can chose to report incidents of possible misconduct or unethical behavior. The Company will not retaliate against any Employee that reports possible misconduct or unethical behavior or participates in the investigation of such matters.

         Violations of this Code will subject the employee, officer, or director to disciplinary action up to and including termination or removal in accordance with applicable Company procedures. Criminal violations may also be referred to the appropriate authorities for prosecution.

         Executive management of the Company is regularly required to make certifications, affirmations, and other statements concerning the various actions and activities of the Company, its officers and directors, in connection with audits, examinations, tax returns, public reports, filings with the Securities and Exchange Commission and similar matters. The accuracy and reliability of those statements depend in large part on the ethical behavior of the Company's employees, officers and directors. Therefore each employee, officer and director must read and understand the contents of this Code, review it periodically, and be alert to situations which may be in violation of the principles set forth.


SECTION II. CORPORATE CONDUCT

         A.       STATEMENT OF PURPOSE

         The reputation of any business organization is built through the collective and individual performance of its directors, officers and employees. The public often views public corporations such as the Company as occupying special positions of trust and the Company's future success is contingent upon living up to this perception through the competence and integrity of its staff. Each employee, officer or director is responsible for acting in all matters with honesty, fidelity and fairness in a manner that both merits public trust and confidence, as well as compliance with applicable law and regulations.

         B.       COMPLIANCE WITH ALL LAWS

         All business activities shall be conducted in full compliance with all applicable laws and regulations. Unlawful conduct is strictly prohibited. When an employee, officer or director is uncertain regarding the interpretation and/or application of any law or regulation, an executive officer, business unit management or the Legal Department should be consulted. Executive officers should consult with the Company's General Counsel if necessary.



         C.       SPECIFIC APPLICABLE LAWS

         As part of the Company's and Employees' obligations to adhere to all laws, rules and regulations, there are several specific federal and state laws with which the Company and the Employees may come into contact more frequently which must be adhered to and are specifically mentioned below:

         1. ANTITRUST LAWS. The Company is aggressively competitive in both the Untied States and foreign markets; however, the Company does business according to and in compliance with all free competition laws including all antitrust laws of the United States and other countries, where applicable. Any violations of the antitrust laws CAN RESULT IN CRIMINAL PROSECUTION OF THE INDIVIDUALS INVOLVED. Antitrust laws are complicated and cannot be discussed fully in this policy. However, prohibited activities include agreements with competitors to fix prices, price fixing with our customers to the retailer, boycotts, or other collusional agreements to restrain or restrict competition in the market place. As a general rule, the Company should avoid contacts with competitors except in those limited situations where contacts are clearly necessary and are for a lawful purpose, as such contacts can create the appearance of impropriety with regard to antitrust laws. Any questions or possible infringements of the antitrust laws should be referred to an Executive Officer or the Legal Department.

         2. COPYRIGHTS OF COMPUTER SOFTWARE. United States copyright law protects most computer programs in most countries. Penalties for violations of these copyright laws can be quite severe. The Company's policy is to strictly adhere to all such copyright and licensing laws relating to software. Employees are prohibited from copying any computer programs or software whether or not owned by the Company unless such is specifically permitted under the applicable software license or under the law. Any questions about these issues should be addressed to the IT Department or the Legal Department.

         3. HEALTH AND SAFETY. The Company will adhere to all federal, state, and applicable local laws and regulations regarding the health and safety of employees and environmental protection. All Employees shall be responsible for practicing safe work habits and obeying applicable Company safety procedures at all times. The Company also has reporting procedures for the reports of injuries and accidents while on the job; all Employees are required to adhere to those policies.




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

         4. EQUAL EMPLOYMENT OPPORTUNITY. The Company is an equal opportunity employer, and our policy is not to discriminate against any employee or applicant for employment because of race, color, sex, religion, age, national origin, veteran status, or disability. The Company is committed to full compliance with all applicable federal, state, and local laws governing non-discrimination in employment. This policy applies to all terms and conditions of employment including, but not limited to: hiring, promotion, termination, layoff, recall, transfer, leaves of absence, compensation, and training. Any questions about the implementation of this policy should be directed to Human Resources.

         5. HARASSMENT. The policy of the Company is to strive to afford its employees a hospitable, cooperative, and non-coercive work environment. Harassment of any kind (including harassment based on a person's race, color, sex, religion, age, national origin, veteran status, or disability) by any supervisor, co-worker, consultant, agent, or supplier is improper and will not be tolerated. Employees are required to adhere to this policy and failure to do so can result in disciplinary action up to and including termination.

         6. OTHER EMPLOYMENT LAWS. The Company also adheres to all other applicable employment laws including but not limited to the Americans With Disabilities Act, the Family Medical Leave Act, the Employment Retirement Income Security Act, pregnancy protections provided by law and workers compensation laws. All Employees of the Company are encouraged to perform their duties to the extent they are able to ensure Company compliance with such laws.

         7. USE OF COPYRIGHTED INFORMATION. Certain written and audio materials are protected by the copyright laws of the United States. Any Employee seeking to use or reproduce written or audio materials must seek advise from the Legal Department regarding whether such use is permissible. Such materials include but are not limited to music compositions in the form of compact discs, audio cassettes, and other forms and written articles from newspapers, journals or magazines. If in doubt, please contact the Legal Department.

         D.       RECORD KEEPING

         Company business records must always be prepared accurately and reliably. They are of critical importance in the operation of the Company's business. Compliance with accounting rules and controls is expected at all times. Costs must be recorded accurately and consistently regardless of the type of client or contract, or the financial status of the project or business unit. No false or artificial entries are to be made in any books or records of Company for any reason and no Employee shall engage in such practice even if requested to do so by a supervisor. This includes but is not limited to completion of time sheets, expense reports, inspection reports, laboratory reports, and technical reports.

         Employees shall make full disclosure of all relevant information and shall otherwise fully cooperate with internal and external auditors or Company legal counsel in the course of compliance audits or investigations. Company records and documents will be maintained in accordance with the Company's records retention policies. No documents shall be destroyed by any Employee in anticipation of their need for legal or governmental regulatory proceedings. Documents include electronic media as well as paper documents. Any receipts of subpoenas for company documents should be sent to the Legal Department for consideration prior to responding thereto.

         E.       BUSINESS COURTESIES/GIFTS

         The exchange of limited, non-cash business courtesies and gifts are appropriate and acceptable. However, the Company prohibits the use of such courtesies and gifts in attempting to improperly influence the decisions of customers, suppliers or others impacting our business. This paragraph applies to all Employees. In addition those Employees assigned to or with responsibilities for Government contracts or programs are subject to additional requirements set out in the Government Contracts and Programs section of this Code.

         1. No Employee may accept, under any circumstance, a gift of money or money equivalent from any customer, vendor, subcontractor, owner, engineer, governmental agency or any other person with whom Employee comes in contact because of Company business.




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

         2. No Employee or family member of an Employee may solicit or request anything of value for his or her personal gain from those with which he or she comes in contact because of Company business.

         3. Employees and their family members may accept business courtesies and gifts from persons with which Company does business provided: (a) the gift is of nominal value (under $100), or (b) the gift is a promotional gift primarily of an advertising nature, or (c) the gift is a holiday gift of nominal value. (Note that more restrictive requirements apply for Government Contracts and Programs.)

                  Any gifts of more than nominal value shall not be accepted until Employee has cleared acceptance for such gift with the Legal Department.

         4. Employees are not permitted to receive or purchase goods or services for personal use from suppliers or potential suppliers at price concessions not generally available to other Company employees, or unless provided as part of a Company approved employee purchase plan.

         5. Employees may give to business contacts gifts of nominal value of Company promotional items or other items approved by management which shall bear the name of Company. (Note that more restrictive requirements apply for Government Contracts and Programs.)

         6. Meals and entertainment may be given or received by Employee if of reasonable value or provided that business is discussed and the activity has a clear business purpose. Any activity which might be considered lavish or extravagant shall not be permitted. Any questions about acceptability of such meals or entertainment should be directed to the Legal Department. (Note that more restrictive requirements apply for Government Contracts and Programs.)

         7. Any offer to an Employee which does not meet these guidelines or which appears clearly inconsistent with business practices must be reported to the Employee's supervisor.

         F.       E-MAIL, INTERNET AND VOICE MAIL

         The Company's E-mail, computer, network and voice mail systems are provided and maintained solely for business purposes. All Employees must comply with the IT System and Equipment Acceptable Use Policy published by the Information Technology Department.

         Messages sent through E-mail, electronic communications, the information contained in the network of any Employee's computer, as well as messages contained on voice mail, are the sole property of The Shaw Group Inc. and are considered business records of the Company and are subject to inspection and monitoring, at all times, by the Company.

         Shaw may override any individual passwords or codes or require Employees to disclose any passwords or codes to facilitate access by the Company to E-mail, electronic communications, computer network or hard drive contents or voice mail. Shaw retains the right to access an Employee's E-mail, computer, or voice mail at any time for any reason whatsoever without notice to the Employee. Such reasons may include but are not limited to the following: to assure compliance with Company policies; to conduct business; to investigate conduct or behavior that may be illegal or may adversely affect the Company, employees or clients. An Employee's permission to access E-mail, computer records or data, or voice mail is not required.

         By using the Company's E-mail, computers, network system and voice mail, all Employees knowingly and voluntarily consent to their usage of these systems being monitored by the Company. Employees should not expect that E-mail, information in the computer system or voice mail system is confidential or private with respect to the Company, and, therefore, should have no expectation of privacy from the Company related to their usage of these systems. Furthermore, any such information may be disclosed by the Company to a third party, if the Company deems this necessary. However, this policy is not intended to abrogate any attorney/client or work-product privilege within the Company or with respect to third parties.




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

         E-mail, electronic communications, and voice mail are to be used in a manner consistent with all other Company policies. Employees are required to take absolute care to protect the confidentiality of communications or proprietary information. Company policy prohibits the communication of internal, privileged or confidential information outside the Company, unless the communication is in the course of rendering service to a client or customer.

         Shaw requires courtesy and respect in the use of the E-mail, electronic communications and voice mail. Any communication by Employees using these systems that may constitute verbal abuse, slander, defamation, or that may be considered offensive, harassing, vulgar, obscene or threatening is strictly prohibited. Offensive content includes, but is not limited to, sexual comments or images, racial slurs, gender-specific comments or any comments that would offend someone on the basis of his or her age, race, sex, color, national origin, religion, disability or veteran status.

         The Internet is provided for business use to Employees. Employees are prohibited from downloading any data which is not in the public domain or which is not appropriate for corporate business. Employees should not abuse access to the Internet for personal purposes. The Company has the ability to and will conduct reviews of Employee's uses of the Internet. Violations of the Acceptable Use Policy regarding use of the Internet, IT Systems or Equipment will subject Employees to disciplinary action.

         G.       CONFIDENTIAL INFORMATION

         1. Company expects that all proprietary, confidential, or nonpublic information to which an Employee has access shall be maintained in strict confidence unless it is otherwise necessary to divulge such information on a need to know basis for business purposes. All such disclosures must be in accordance with applicable procedures. This includes the confidential and proprietary information of Customers, Vendors, Subcontractors and other business entities with which the Company does business. Some examples of confidential information are technical information about current or planned projects, acquisitions or other business proposals, procurement plans, vendor lists or purchase prices, costs, pricing and estimating practices, non-public financial information and litigation information. Section III below and the Company Communications Policy contain additional guidance and procedures that must be followed pertaining to any release of information to or communications with securities analysts, brokers, investment bankers, members of the press, investor websites, or similar public audiences.

         2. Employees must be careful about where and with whom business information is discussed. Any confidential matters should not, unless absolutely necessary, be discussed over wireless communication methods or in areas where persons other than those in the discussion could overhear the information. Care should also be taken in the use of e-mail so that unauthorized release is avoided.

         3. Employees' family members shall not divulge any information they know about or obtain about the Company or those with whom the Company does business which is confidential and proprietary.

         4 When it is necessary to divulge confidential information, prior approval should be obtained in accordance with applicable Company procedures from an appropriate Officer of the Company or from the Legal Department.

         5. No Employee shall be hired in order to obtain the person's specific knowledge of a former employer's confidential information.





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         H.       CONFLICTS OF INTEREST

         1. A conflict of interest occurs when personal interests of the Employee or Employee's family members interfere with the Employee's ability to perform his or her functions with Company free of bias and in the manner that best benefits the Company. The Employees have a duty to avoid any situations which might create a potential or actual Conflict of Interest with regard to Employee's employment with Company.

         2. Employees shall not accept full-time, part-time or temporary employment, or act as an independent consultant, with or without compensation, in cash or in kind, with any organization that does business with the Company or is a competitor of the Company.

         3. Employees shall not represent the Company nor attempt to influence the Company's decisions in any transactions when the Employee or a member of the Employee's family has a financial interest in a firm wishing to do business with the Company. In these situations, the Employee should, in writing, disclose the nature of the conflict to an Officer of the Company and withdraw from further involvement with the transaction.

         4. Requests for exception to these provisions must be made in writing, disclosing all relevant details of the actual or apparent conflict, and forwarded through a Company officer to the Corporate Secretary for approval. Requests involving Company Officers or Directors will be forwarded by the Corporate Secretary to the Board of Directors for approval, and if approved will be disclosed as required by law.

         5. Questions concerning the existence of actual or potential conflicts of interests should be directed to the Legal Department.

         I.       CONSULTANTS

         No Employee shall hire any Consultants for the Company without having obtained approval from the Legal Department and an appropriate Officer of the Company in accordance with Company procedures. All Consultants shall be required to execute a Contract with Company prior to the Company providing any compensation to such Consultant.

         J.       DRUG AND ALCOHOL POLICY

         Company has in place drug and alcohol policies which prohibit the Employees from the use, possession or distribution of illegal or unauthorized drugs or alcohol on Company property or during the hours of Company operation or in connection with any business of Company. Violations of this policy are very serious and Employees violating such policy will be subject to disciplinary action up to and including termination.

         K.       EMPLOYMENT AND RELATED DOCUMENTS

         Employment and Medical Records of Employees are confidential and all Employees having access to those records are required to maintain that confidentiality. The Company shall take appropriate action to insure that only the minimum number of employees required to have access shall have access to those records. Employees' medical records are kept separately from personnel records and are restricted even further to Employee access than are the personnel records.

         L.       POLITICAL ACTIVITIES

         It is proper and necessary that the Company be involved with and concerned with local and national affairs that might directly impact or affect the Company's welfare and operation. Management has a responsibility to Shareholders and employees to assist in creating awareness, understanding and acceptance of the Company's position with regard to governmental activity. The Company will therefore selectively participate in political activities as may be permitted under applicable laws. The Company may make political contributions within applicable legal limitations at the discretion of the Officers or Board Members of the Company. Employees are free to take an active role politically but such involvement shall be at Employees' own time and expense. Employees shall not pressure other Employees to make political contributions or participate in political events.



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         M.       GOVERNMENT INVESTIGATIONS AND AUDITS

         It is the policy of the Company to cooperate with all audits and investigations by Governmental agencies. Therefore when such event arises, the Employee shall immediately notify the Legal Department or the Employee's immediate supervisor who will initiate notifications to the Legal Department and appropriate management. The following guidelines shall be followed by all Employees involved in a Government audit or investigation:

         1. No Company documents or records shall be destroyed which relate to the subject of such audit or investigation. Documents and records include all electronic media.

         2. No historical records or documents shall be altered or modified.

         3. No Employee shall make any knowingly false or misleading statement to any Government auditor or investigator.

         4. No Employee shall attempt to influence any other Employee to provide false information in such audit or investigation.

         5. Any formal official document or letter informing of the audit or investigation, or requesting information, shall be forwarded to Company's Legal Department prior to response to the notification or request.

         6. The Company will normally permit government auditors and investigators to speak to Employees at their normal work location during normal business hours. Therefore an Employee who is approached by a Government auditor or investigator outside of the workplace has the right to refuse to speak to such auditor or investigator and to consult with the Company Legal Department or his or her own attorney prior to discussing any matters with the auditor or investigator.

         N.       GOVERNMENT CONTRACTS AND PROGRAMS

         1. GENERAL. The Company, through numerous subsidiaries and affiliates, is a major provider of goods and services to many Federal, state and local government agencies and entities. Because the statutes and regulations which govern contracting with these various government entities are often more demanding than the principles applicable to strictly commercial relationships, it is essential that those who have responsibilities for government programs be aware of the requirements which apply to the Company's dealing with each government entity.

                  To ensure compliance with applicable statutes and regulations, Employees involved with government contracts and programs must comply with the provisions of this Code, and all other Company policies and procedures, including those of their respective business units. Additionally all Employees must comply with the following provisions.

         2.       GIFTS, GRATUITIES, BRIBES AND KICKBACKS.

                  a. BRIBES AND KICKBACKS. Employees may not solicit or accept, either directly or indirectly, a bribe, kickback, or any other illegal or improper payment or any other thing of value, which might support an inference of wrongdoing regarding a government contract or subcontract. Likewise an employee may not offer or provide, either directly or indirectly, a bribe, kickback or any other illegal or improper payment, or any other thing of value, to a customer, prospective customer, or government employee or representative to influence their decision regarding a government contract or subcontract.




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

                  b. GIFTS, GRATUITIES AND ENTERTAINMENT. It is the policy of the Company that Employees will not offer gifts, gratuities, or any other thing of value to government employees or officials. Likewise, Employees may not accept gifts, gratuities, or any other thing of value from suppliers or subcontractors on government contracts or programs.

                           Employees may however give and receive promotional or advertising items such as pens, coffee mugs or similar items of a nominal value of less than twenty dollars ($20.00). Provision of light refreshments such as coffee, soft drinks, and pastries during meetings with Government officials at Company facilities is also permitted. Additionally the total value of gifts provided to an individual government employee should not exceed an aggregate of fifty dollars ($50.00) per year.

         3. SAFEGUARDING CLASSIFIED INFORMATION AND MATERIALS. Employees must strictly adhere to all laws and regulations regarding the protection of classified information and materials. Any potential violations of classified information requirements or procedures shall be reported in accordance with Company and respective agency procedures immediately.

         4. PROCUREMENT INTEGRITY. It is the policy of the Company to fully comply with requirements of the Procurement Integrity Act which restricts the right of contractors competing for Federal Government contracts to obtain both certain source selection sensitive information of the Government and also the protected bid or proposal information of competing contractors. Therefore Employees will not solicit or obtain during the conduct of a competitive procurement, either from an officer or employee of an agency or any other source, any contractor bid or proposal information or source selection information regarding such competitive procurement, prior to the competitive award of that contract.

                  The Procurement Integrity Act and other statutes and regulations also restrict the ability of certain federal officials or employees to conduct employment discussions or accept employment with the Company. Therefore any potential employment of a current or former Federal government employee or official by the Company shall be cleared with the Human Resources

         5. UNALLOWABLE COSTS. The government has identified numerous costs for which it will not reimburse contractors. These unallowable costs are identified in applicable regulations and contract provisions. The Company requires that all such costs be appropriately identified, accounted for, and excluded from proposals and requests for reimbursement prepared by the Company in accordance with applicable procedures. Any questions should be referred to either the Government Accounting or Legal Department.

         O.       INTERNATIONAL BUSINESS

         1. Company is fully engaged in International business and many other countries have laws which are different from those of the United States. Persons dealing with a project in another country have a duty to become fully informed of and comply with all applicable laws and regulations effecting the work in that Country.

         2. Employees dealing in International business should inform themselves and become fully aware of the U.S. FOREIGN CORRUPT PRACTICES ACT. This Act prohibits the giving of anything of value to officials of foreign governments in order to obtain or retain business. There is one exception to this prohibition which involves "facilitating payments" which are required for a government official to expedite the performance of his normal duties. HOWEVER, ANY POTENTIAL PAYMENT OR REQUEST FOR PAYMENT TO OR BY ANY FOREIGN GOVERNMENT OFFICIAL SHALL BE CLEARED FOR APPROVAL BY THE COMPANY LEGAL DEPARTMENT. This policy applies to Company as well as any party with whom it has a contract; adherence to this policy requires extreme diligence by Employees. All contracts Company has with subcontractors, vendors etc. relating to projects in foreign countries shall have a provision requiring compliance with the US FCPA. Discussion of additional requirements of the USFCPA are in Section III below.

         3. BOYCOTTS. Certain countries are engaged in boycotts against other countries and try to enforce such boycott provisions in contracts with U.S. Companies. U.S. Anti-boycott regulations prohibit such actions. No Employee shall agree to any contract, document, or oral request containing any provision which requires or could be interpreted to require Company to comply with any such boycott. Additionally, the law requires that any request for such a provision be reported to the Government; therefore, if any Employee encounters such a request, it should be reported to the Legal Department immediately.

         4. EXPORT CONTROLS. Company will fully comply with all applicable US export, customs or trade control laws and regulations, licensing requirements and other relevant US laws and international sanctions.

         P.       CORPORATE FUNDS, PROPERTY, AND OPPORTUNITIES

         All Company assets and opportunities should be utilized for legitimate business purposes of the Company. The use of corporate funds, assets, or opportunities developed or discovered through the use of Company property, information, or position for personal gain or any unauthorized or improper purpose, is strictly prohibited. All Employees should protect the Company's assets, ensure their efficient use, and advance the legitimate interests of the Company when the opportunity arises. Any funds or assets which may be construed as belonging to the Company must be delivered to the Company and properly recorded. No false, misleading or artificial entry shall be made in the books or records of the Company for any reason. Theft, carelessness and waste have a direct impact on the Company's profitability and are not acceptable.

         Q.       PERSONAL FINANCES

         Employees should conduct their personal finances in a manner consistent with the image of a responsible individual and should refrain from any action which might be indicative of financial irresponsibility. The conduct of a responsible individual would include, but not be limited to, the prevention of personal delinquencies and the avoidance of highly risky and/or hazardous speculative transactions, and preclusion of imprudent situations, which might influence decisions on behalf of the Company.

         Further, all salary information regarding the employees of the Company is considered as personal and confidential and any unauthorized disclosure is prohibited.

         R.       OUTSIDE ACTIVITIES

         Employees are encouraged to participate actively in non-profit organizations such as educational, religious, health and welfare institutions, and service clubs. They are also encouraged to serve their communities and schools by serving on committees and boards.

         Notwithstanding the foregoing, no Employee should, without the prior written approval of the his supervisor and the Legal Department, have an outside interest which would: materially encroach on the time or attention which should be devoted to the Employee's corporate duties; adversely affect the quality of work performed; compete with the Company's activities; or involve any use of the Company's equipment, supplies, or facilities, as to imply sponsorship or support of the Company.

         Each Employee shall inform and receive the written consent of the General Counsel before becoming a director, officer, partner, major stockholder or a trustee of any outside organization.

         S.       INNOVATIONS, INVENTIONS, PATENTS AND GRANTS

         The Company shall own and Employees shall assign all ownership rights in all original works or innovations, inventions, patents and grants suggested by any activity which Employees perform for or on behalf of the

         Company, related to the Company's business, or developed during work time or with the use of any Company facilities, equipment, data, trade secrets, or resources.

         During employment and after termination of employment with the Company, Employees shall perform all acts necessary to assist the Company, as it may elect, to file patent and trademark applications in the United States and foreign countries to establish, protect and maintain the Company's intellectual property rights.


         T.       FAIR DEALING

         Employees should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

SECTION III. INSIDER TRADING AND DISCLOSURE POLICY

         A.       TRADING IN COMPANY SECURITIES.

         1. BRIEF SUMMARY. The following summary highlights some of the important requirements, restrictions, limitations and/or prohibitions on trading in Company securities. You are urged to read carefully the remainder of this Section for a more detailed description of these matters.

                  a. CONFIDENTIALITY OF INSIDE INFORMATION. Officers, directors and employees must maintain inside information (i.e., material information about the Company that has not been disclosed to the public) in strict confidence, and, unless and until disclosed publicly by the Company as provided in the Code, must not disclose such information to any person, unless the person has a need to know the information for legitimate, Company-related reasons and agrees in writing to maintain such information in strict confidence. If you have any questions whether information you possess is material or has been disclosed publicly by the Company, you should consult the Company's Investor Relations Officer, Chief Financial Officer or Secretary. If you have other questions regarding disclosure for Company-related matters, please consult with the Company's Investor Relations Officer.

                  b. PROHIBITION OF INSIDER TRADING. No Employee may trade in Company securities while in possession of material, non-public information concerning the Company.

                  c. PREVENTION OF INSIDER TRADING BY OTHERS. Employees who become aware of an actual or potential insider trading violation should immediately advise the Chief Financial Officer or Secretary, and should take steps where appropriate to prevent persons under their control from using inside information for trading purposes.

                  d. TRADING WHILE IN POSSESSION OF MISAPPROPRIATED INFORMATION. "Outsiders" (i.e., family members, close personal relations, friends, legal or financial advisers, partners and others including "tippees", who are persons who obtain material, non-public information from an employee, officer or director) may also be liable under the securities laws where the outsider misappropriates material, non-public information and trades, directly or indirectly, in Company securities on the basis of such information.

         2.       CONFIDENTIALITY OF INSIDE INFORMATION

                  a. GENERAL. Employees of the Company who come into possession of material, non-public information concerning the Company must, unless and until the information is disclosed publicly by the Company, safeguard the information and not intentionally or inadvertently communicate it to any person, including without limitation family members or friends, unless the person has a need to know such information for legitimate, Company-related reasons and agrees in writing to maintain such information in strict confidence. An Employee who improperly reveals material, non-public information to another person can be held liable under the anti-fraud provisions of federal and state securities laws (primarily Section 10(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 10b-5 thereunder) for the trading activities of his or her "tippee" and any other person with whom the tippee shares the information. The tippee may also be held liable. In addition, persons who misappropriate material, non-public information (including without limitation family members, close personal relations, friends, legal or financial advisers, partners and others, including tippees), and who trade, directly or indirectly, on the basis of such information may be held liable under federal securities laws.

                  b. DETERMINING WHAT INFORMATION IS NON-PUBLIC AND MATERIAL. There are many types of information relating to the Company and its employees, customers, joint venture partners and others which are non-public and should be kept confidential. Non-public information relating to customers should not be disclosed to third parties except with the consent of the Company or the customers. Unless publicly disclosed by the Company, internal estimates and projections relating to the Company are not to be disclosed to anyone, unless the person has a need to know the information for legitimate, Company-related reasons and agrees in writing to maintain such information in strict confidence.

                           Various non-public information about the Company, both positive and negative, can be material for purposes of this Code. Generally, information is deemed material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to purchase, sell or refrain from activity in the Company's stock. Such information includes, without limitation, earnings results, sales and production results, extraordinary events like acquisitions and major contracts and the other examples noted below in Paragraph 3(a) of this Subsection A.

                  c. METHODS OF PRESERVING CONFIDENTIALITY. Consistent with the foregoing, all Employees of the Company should be discreet with material, non-public information and not discuss it in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes. Nor should Employees engage in communication regarding Company matters through e-mail or the worldwide web. Under no circumstances should an Employee comment on Company matters on message boards. Such information should be divulged only to persons within the Company having a need to know the information for legitimate, Company-related reasons and who agree in writing to maintain such information in strict confidence.

                           It is recognized that it is necessary to disclose material, non-public information to third parties, such as lenders, attorneys, independent accountants and other outside advisors of the Company. Such disclosure should be made in an appropriate manner and, where applicable, pursuant to confidentiality agreements with such recipients. Where appropriate, written information should bear a confidentiality legend.

                           See discussion below in Subsection C relating to the Company's policy regarding disclosure by it of Company information.

         3.       INSIDER TRADING.

                  a. PROHIBITION OF INSIDER TRADING. The anti-fraud provisions of the federal securities laws generally prohibit persons who have a duty not to disclose material, non-public information from trading in securities of a company for which they have such information.

                           In addition, the anti-fraud provisions prohibit fraudulent, manipulative or deceptive trading practices. Persons who violate these prohibitions are subject to potential civil damages and criminal penalties. The civil damages can consist of disgorgement of any illicit profits and a civil penalty of up to three times the profit gained or loss avoided. The criminal penalties can be as much as $1 million and 10 years' imprisonment per violation.

                           The Company's policy is absolute. No Employee, Officer or Director of the Company may conduct any transaction in Company securities while in possession of material, non-public information regarding the Company. Information is deemed material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or refrain from any activity regarding Company securities. By way of example, the following information, in most circumstances, may be deemed material: annual or quarterly financial results; internal estimates or projections; a significant change in earnings or earnings projections; unusual gains or losses in major operations; negotiations and agreements regarding significant acquisitions, divestitures, or business combinations; a significant increase or decrease in dividends on Company securities; major management changes, and backlog and sales information. The materiality of particular information is subject to reassessment on a regular basis. For example, the information may become stale because of the passage of time, or subsequent events may supersede it. But so long as the information remains material and non-public, it must be maintained in strict confidence and not used for trading purposes. If you have any questions whether information you possess is material or has been publicly disclosed by the Company, you should consult the Company's Investor Relations Officer, Chief Financial Officer or Secretary. If you have any questions concerning disclosure for Company-related matters, please contact the Company's Investor Relations Officer.

                  b. PRE-CLEARANCE PROCEDURES. You will be notified if you are one of certain persons who must pre-clear in writing any and all purchase and sale transactions in Company securities with the Company's Chief Financial Officer or Secretary. If you are in doubt, please call the Corporate Secretary. If you are one of such persons, you must contact the Company's Chief Financial Officer or Secretary in advance of the contemplated transaction by sending to the Company's Chief Financial Officer or Secretary at the Company's principal executive offices, a written request, outlining the details of the proposed transaction, that such transaction be approved. The Company's Chief Financial Officer or Secretary shall respond in writing to the request, either clearing the transaction or, if the request is submitted at a time when material information about the Company is not publicly available, simply responding that the "time is not right" for the transaction, without giving the reason. The purpose of this pre-clearance requirement is to assure that there is no material, non-public information relating to the Company at the time of the proposed purchase or sale transaction and, if applicable, to avoid violations of the "short-swing profit" prohibition of the 1934 Act. In order to effectively administer the pre-clearance procedures outlined above, it is imperative that the Company's Chief Financial Officer and Secretary be kept well informed of material developments so that he or she will know whether or not a proposed transaction is sensitive.

         4.       RESTRICTIONS ON RESALE OF COMPANY SECURITIES

                  a.       PUBLIC SALES.

                           (i) General. If you are considered as an "affiliate" of the Company, you and your spouse, and any of your children who share your same household (as well as any other family member or friend that always relies upon you with regard to his or her investment decisions), are prohibited from making public sales of securities unless you register the shares with the SEC in accordance with the provisions of the 1933 Act, or comply with the provisions of Rule 144 under the 1933 Act. The requirements that must be met in order to effect a sale pursuant to Rule 144 are set forth below.

                           (ii) REQUIREMENTS OF RULE 144. Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

                                    (A)     CURRENT PUBLIC INFORMATION. Current
                                            information about the Company must
                                            be publicly available at the time of
                                            sale. The Company's periodic reports
                                            filed with the SEC satisfy this
                                            requirement.

                                    (B)     HOLDING PERIOD. If the shares to be
                                            sold by you were not acquired
                                            through a registered offering or in
                                            the open market (i.e. "restricted
                                            securities"), such shares must be
                                            held and fully paid by you for a
                                            period of one year prior to sale. In
                                            some cases, such as those involving
                                            gifts and bequests, the holding
                                            period of another person can be
                                            "tacked" to your holding period for
                                            computation purposes.

                                    (C)     VOLUME LIMITATIONS. The amount of
                                            securities which can be sold during
                                            any three-month period cannot exceed
                                            the greater of (i) one percent of
                                            the outstanding shares of the class,
                                            or (ii) the average weekly reported
                                            trading volume for shares of the
                                            class during the four calendar weeks
                                            preceding the filing of the notice
                                            of sale referred to below.

                                    (D)     MANNER OF SALE. The securities must
                                            be sold in unsolicited broker's
                                            transactions or directly to a
                                            market-marker.

                                    (E)     NOTICE OF SALE. You must file a
                                            notice of the proposed sale (Form
                                            144) with the SEC at the time the
                                            order to sell is placed with the
                                            broker, unless the amount to be sold
                                            neither exceeds 500 shares nor
                                            involves sale proceeds greater than
                                            $10,000.

                                            Any questions regarding the
                                            application of Rule 144 to you
                                            should be directed to the Company's
                                            Chief Financial Officer or
                                            Secretary.

                           (iii) TREATMENT OF GIFTS. Bona fide gifts are not deemed to involve sales of securities, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to one year following the gift, depending on the circumstances.

                  b. PRIVATE SALES. Affiliates of the Company also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144. It is recommended, however, that you inform the Company's Chief Financial Officer or Secretary that you intend to make a private sale when you contact either of them to pre-clear the transaction in accordance with the procedures outlined above.

         5. RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES. In order to prevent market manipulation, the SEC has adopted Rules 10b-6 and 10b-18 under the 1934 Act. Rule 10b-6 generally prohibits the Company or any of its "affiliated purchasers" from buying Company securities in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company securities by the Company or its "affiliates" or "affiliated purchasers" while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. The Company's policy is to require adherence to Rules 10b-6 and 10b-18. Adherence to this policy will be effectuated through the pre-clearance procedures set forth above.

         6. REPORTING REQUIREMENTS AND DISGORGEMENT OF PROFITS ON SHORT-SWING TRANSACTIONS. You should be notified if you are an employee that must comply with the Company's Section 16 Compliance Policy. If you have any questions about whether you should comply, please contact the Corporate Secretary.

                  a. PREVENTION OF INSIDER TRADING. Section 21A(b) of the 1934 Act, as amended in 1989, provides the SEC with the authority to bring a civil action against any "controlling person" who knows of, or recklessly disregards, a likely insider trading violation by a person under his or her control and fails to take appropriate steps to prevent the violation from occurring. A successful action by the SEC under this provision can result in a civil fine equal to the greater of the $1 million or three times the profit gained or loss avoided.

                           The Company, its officers and directors, and some of its managerial personnel, could be deemed controlling persons subject to potential liability under Section 21A(b). Accordingly, it is incumbent on officers, directors and management personnel of the Company to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. In the event an officer, director or manager becomes aware of the possibility of such a violation, he or she should contact the Company's Chief Financial Officer or Secretary immediately.


B.       FOREIGN CORRUPT PRACTICES ACT

         Because the Company's equity securities are registered under the 1934 Act, the Company is required to comply with the Foreign Corrupt Practices Act (the "FCPA"). The FCPA contains several important requirements applicable to the Company that do not deal directly with foreign activities or corrupt practices, including the following:

         1. The Company must make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the Company's transactions and dispositions of assets. In effect, this provision imposes a statutory requirement that the Company maintain proper internal books and records, in addition to the Company's obligations relating to its filed or publicly disclosed financial statements.

         2. The Company must devise and maintain a system of internal accounting controls sufficient to reasonably assure that:

                  a. transactions are executed in accordance with management's authorization;

                  b. transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles and
                           (ii) to maintain accountability for assets;

                  c. access to assets is permitted only in accordance with management's authorization; and

                  d. the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  Two additional rules have been adopted by the SEC to supplement the FCPA statutory provisions. The first rule prohibits any person from directly or indirectly falsifying any book, record or account subject to the FCPA provisions. This rule applies to any person and is not limited to directors or officers. The second rule prohibits directors or officers from making, directly or indirectly, any materially false, misleading or incomplete statement to an accountant in connection with an audit or any filing with the SEC.

                  In addition to the foregoing requirements of the FCPA, other provisions of the FCPA prohibit the Company and its officers, directors, employees, agents and stockholders acting on its behalf from paying or giving or making an offer to pay or give anything of value to (i) any foreign official, (ii) any foreign political party or official thereof or any candidate for foreign political office, or (iii) any person (while knowing or having reason to believe that all or a portion of such payment or gift will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office) with the purpose to
                  (A) influence such person to act or make a decision in such person's official capacity or to induce such person to act or omit to act in violation of such person's duty or (B) induce such person to influence any act or decision of such person, government and instrumentality in order to assist the Company in obtaining or retaining business for or with, or directing business to any person.

                  The FCPA does not, however, prohibit a payment made to facilitate or expedite the performance of routine foreign governmental action. For example, payments made to facilitate or expedite issuance of permits, licenses or other official documents to qualify to do business, the processing of governmental papers, or the loading and unloading of cargo ordinarily would not be prohibited under the FCPA. In addition, the FCPA provides an affirmative defense to FCPA actions for (i) payments or offers that are lawful under the written laws of the recipient's country and (ii) payments that constitute reasonable and bona fide expenditures such as travel and lodging expenses, incurred by or on behalf of a foreign official, political party, party official or candidate and that are directly related to the promotion, demonstration or explanation of products or services or the execution or performance of a contract with a foreign government or agency thereof.

                  A violation by the Company of the improper payment provisions of the FCPA could result in the imposition of substantial fines. Moreover, any officer, director, employee, agent, or stockholder acting on behalf of the Company who willfully violates such provisions would be subject to criminal and civil fines, and possibly imprisonment. Accordingly, if any such person has any doubt as to the propriety of a payment to be made to a foreign official or government, he should consult with the Company's General Counsel prior to taking any action.

         C.       DISCLOSURE OF CORPORATE INFORMATION

                  1. GENERAL. The Company has adopted the following policies to address several of the key issues regarding the disclosure obligations of the Company under the federal securities laws, particularly with respect to the effect of such laws on the Company's dealings with securities analysts, brokers, investment bankers and members of the press. Publicly held corporations are a tempting target for securities litigation alleging that a press release or some other communication somehow violates the disclosure requirements under the federal securities laws. Given the litigious nature of our society, publicly held corporations such as the Company cannot eliminate the risk of such securities litigation. However, with care and prudence, applied as described below, the Company may reduce the likelihood that it will be a prospective target, as well as decrease the risk of ultimate liability.

                           With the exception of the filing of periodic reports with the SEC, absent a duty to disclose, the Company does not, under the federal securities laws, have an affirmative obligation to publicly disclose even material information. However, because the Company's securities are traded on the New York Stock Exchange, it is required to disclose promptly to the public any material information. More importantly, as a prudent business practice, the Company generally publicly reports material events promptly to investors. Typically the dissemination of such information is in the form of a press release.

                           Except as provided below in this Code, employees, officers and directors of the Company are prohibited from communicating with securities analysts, brokers, investment bankers, or members of the press about the Company. Any inquiries received by you regarding the Company from such persons should be immediately directed to the Company's Investor Relations Officer or Chief Financial Officer.

                  2. PROCEDURES FOR ANNOUNCING MATERIAL INFORMATION TO THE PUBLIC. Public disclosure by the Company of material Company information shall only be made by, or after approval of, the Company's Chief Executive Officer, or, in his absence, the Company's Chief Financial Officer or Secretary. Prior to such public disclosure, the information should be disclosed only to an employee, officer or director who needs to know the information for legitimate, Company-related reasons and agrees to maintain such information in strict confidence or to lenders, attorneys, accountants and, regulatory authorities. Unless otherwise approved by the Company's Chief Executive Officer, or, in his absence, the Company's Chief Financial Officer or Secretary, the form of such disclosure shall be a press release, which shall be prepared at the direction of the Company's Investor Relations Officer. The press release must be approved before dissemination by the Company's Chief Executive Officer, or an officer designated by him, and where appropriate, after consultation with Company's counsel. Press releases should be promptly and widely disseminated and all reasonable efforts should be made to have the release published by at least one nationally recognized wire service.

                           Like filings made with the SEC, press releases must avoid material misstatements and omissions. Such releases should not contain the type of puffing that occurs in general commercial advertising.

                           If material errors are discovered after a release is published, such errors should be immediately corrected by a supplemental release.

                           The Company may have an obligation, under certain circumstances, to update information that it had previously made public and that is no longer accurate and is misleading. If the circumstances warrant, the Company will endeavor to comply with this obligation. Unless otherwise required by law or by New York Stock Exchange rules, the Company, however, will not correct, verify or otherwise respond to rumors in the market place, unless those rumors can be attributed to the Company.


                  3. DISCUSSIONS WITH SECURITIES ANALYSTS. The Company prohibits the selective disclosure of material, non-public information to securities analysts, investment bankers, brokers and others who may purchase or sell Company stock (or recommend such purchase or sale) based on such information.

                           Only the Company's Chief Executive Officer, Chief Financial Officer and Investor Relations Officer or Secretary, or a designee of the Chief Executive Officer or Chief Financial Officer, shall communicate with securities analysts and such other persons regarding the Company. With regard to such communications, information on prior performance, industry trends and product market influences, to the extent previously made public, may be freely discussed, so long as responses are factual and sufficiently complete. No projections, estimates or other comment on future performance is to be provided.

                           Notwithstanding the foregoing, if material, non-public information is inadvertently disclosed, such information should be immediately released to the public, following the procedures set forth above.

                  4. REVIEW OF ANALYST REPORTS. The Company's policy prohibits a review by the Company of analyst reports prior to the release of the report to the public. If prior review of an analyst report is, however, deemed essential for some reason, the Company's Chief Executive Officer or Chief Financial Officer or Secretary, and General Counsel or the Company's outside counsel, must approve, in advance, the review of such document.




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